EXHIBIT 10.12.4

FIRST AMENDMENT
TO
APPLIED BLOCKCHAIN, INC.
2022 INCENTIVE PLAN

    This First Amendment (the “Amendment”) to the Applied Blockchain, Inc. 2022 Incentive Plan (as amended, restated, or otherwise modified from time to time, the “Plan”) is effective as of May 3, 2024. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, Section 18.1 of the Plan provides, in part, that the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part;

WHEREAS, Section 12.3 of the Plan provides that the Committee retains the discretion to adjust performance-based compensation upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines;

WHEREAS, Section 3.2 of the Plan provides, in part, that the Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan, and to construe any ambiguous provision of the Plan;

WHEREAS, the Committee desires to amend the Plan to confirm that, with respect to any Award that vests in whole or in part based on achievement of performance goals, including, without limitation, any Performance Share or Performance Unit, the Committee has the authority pursuant to Section 12.3 of the Plan to reduce the number of Shares that may vest upon achievement of such performance goals, modify such performance goals in a manner the Committee deems appropriate, and/or waive any such performance goals, in each case, without Participant consent.

    NOW, THEREFORE, be it effective as of the date set forth above, the Plan is hereby amended as follows:

1.     Section 12.3 of the Plan is hereby amended and restated in its entirety, to read as follows:

With respect to any Award that vests in whole or in part based on achievement of performance goals, including, without limitation, any Performance Share or Performance Unit, the Committee shall retain the discretion to reduce the number of Shares that may vest upon achievement of such performance goals, modify such performance goals in a manner the Committee deems appropriate, and/or waive any such performance goals, in each case, without Participant consent.

2.    Section 18.3 of the Plan is hereby amended and restated in its entirety, to read as follows:

Notwithstanding any other provision of this Plan to the contrary (other than Sections 12.3 and 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

3.    Except as set forth herein, the Plan shall remain in full force and effect without modification.
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